1615 Poydras St. ▪ New Orleans, LA 70112	Financial Contact:	Media Contact:
	David P. Joint	William L. Collier
	(504) 582-4203	(504) 582-1750

McMoRan Exploration Co. Reports
First-Quarter 2006 Results and Updates
Gulf of Mexico Exploration and Development &
Main Pass Energy HubTM Activities

HIGHLIGHTS
▪
First-quarter 2006 drilling included five successful development wells, including Long Point No. 2 at Louisiana State Lease 18090, Hurricane No. 2 at South Marsh Island Block 217, King Kong No. 3 at Vermilion Blocks 16/17 and Raptor A-3 and A-4 at Ship Shoal Block 296; and positive exploratory results from the King of the Hill No. 2 well at High Island Block 131.

▪	Continued active Deep Miocene Gas exploration program under $500 million multi-year exploration venture. Four wells currently drilling:
o	JB Mountain Deep at South Marsh Island Block 224
o	Liberty Canal located onshore Vermilion Parish, Louisiana
o	Laphroaig located in inland waters, onshore St. Mary Parish, Louisiana
o	Long Point Deep at Louisiana State Lease 18091
▪
Since inception of the exploration venture, McMoRan and its private partner have participated in nine discoveries on the 20 prospects that have been drilled and evaluated. Seven additional prospects are either in progress or not fully evaluated.

▪	First-quarter 2006 production averaged 46 MMcfe/d net to McMoRan, compared with first-quarter 2005 average production of 17 MMcfe/d.
▪
Second-quarter 2006 production expected to average 55-65 MMcfe/d net to McMoRan, reflecting increases associated with successful exploration and development activities. Seven wells are in completion phase which are expected to add significant production in the second half of 2006.

▪
The United States Coast Guard (Coast Guard) published the Final Environmental Impact Statement (EIS) for the MPEH™ license application and public hearings have been conducted. A record of decision on the application is scheduled to be reached by the end of June 2006.

▪	Established a $100 million Revolving Credit Facility, with an initial borrowing base of $55 million.
▪	Completed privately negotiated transactions to induce conversion of approximately $54 million of convertible debt into approximately 3.6 million shares of common stock.
▪	On March 31, 2006, McMoRan had approximately $56 million in unrestricted cash.

NEW ORLEANS, LA, April 20, 2006 - McMoRan Exploration Co. (NYSE: MMR) today reported a net loss of $13.5 million, $0.50 per share, for the first quarter of 2006 compared with a net loss of $5.7 million, $0.24 per share, for the first quarter of 2005. McMoRan’s net loss from its continuing operations for the first quarter of 2006 totaled $11.4 million, which includes $20.6 million of exploration expense ($12.3 million of nonproductive drilling and related costs) and $1.8 million of start-up costs associated with the

MPEHTM. During the first quarter of 2005, McMoRan’s net loss from continuing operations totaled $4.3 million, including $7.5 million of exploration expense ($2.9 million of nonproductive drilling and related costs) and $2.3 million of MPEHTM start-up costs.

On January 1, 2006, McMoRan adopted Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (SFAS 123R). Stock-based compensation costs totaled $9.7 million, $0.36 per share in the 2006 quarter compared with $0.3 million ($0.01 per share) in the first quarter of 2005. Approximately $5.0 million of the first quarter 2006 expense was included in exploration costs and $4.7 million in general and administrative expenses. For the year, McMoRan expects stock-based compensation expense under SFAS 123R for stock-based awards issued through March 31, 2006 to total approximately $15.5 million (including approximately $2.0 million per quarter in the balance of the year). First quarter 2006 compensation costs include the total fair value of immediately-vested stock options granted during the period in lieu of 2006 cash compensation for senior executive management.

SUMMARY FINANCIAL TABLE
	First Quarter
	2006	2005
	(In Thousands, Except Per
	Share Amounts)
Revenues	$39,746	$14,667
Operating loss	(6,378)	(2,116)
Net loss from continuing operations	(11,405)	(4,304)
Net loss from discontinued operations	(1,677)	(1,029)
Net loss applicable to common stock	(13,485)	(5,744)
Basic and diluted net loss per share:
Continuing operations	$(0.44)	$(0.20)
Discontinued operations	(0.06)	(0.04)
Applicable to common stock	(0.50)	(0.24)
Diluted average common shares outstanding	26,832	24,385

James R. Moffett and Richard C. Adkerson, Co-Chairmen of McMoRan, said, “The theme of our 2005 Annual Report, ‘McMoRan Momentum,’ highlights the advancement of efforts to create values from our Deep Miocene exploration program and our proposed Main Pass Energy HubTM offshore LNG project. We anticipate continuing momentum in 2006 through expanding our oil and gas production, drilling high impact exploration targets and completing the permitting process and advancing our MPEHTM project.”

EXPLORATION ACTIVITIES
Since inception in 2004 of a multi-year, $500 million exploration venture, McMoRan and its private partner have participated in nine discoveries on the 20 prospects that have been drilled and evaluated. Seven additional prospects are either in progress or not fully evaluated. McMoRan currently has four exploratory wells drilling.

McMoRan announced today a discovery at the King of the Hill No. 2 exploratory well at High Island Block 131. The well, which commenced drilling on January 28, 2006, was drilled to a total depth of 16,290 feet and was evaluated with wireline logs. We are evaluating additional drilling opportunities on this acreage position. McMoRan and its private partner each own a 25.0 percent working interest and a 19.6 percent net revenue interest in the King of the Hill prospect. The High Island Block 131 lease is eligible for Deep Gas Royalty Relief.

The Point Chevreuil exploratory well in Louisiana state waters in the South Belle Isle Field, St. Mary Parish, Louisiana commenced drilling on November 18, 2005 and was drilled to a total depth of 17,011 feet. The well is being evaluated. McMoRan has a 25 percent working interest and a 17.5 percent net revenue interest in the Point Chevreuil prospect. McMoRan’s investment in Point Chevreuil totaled $5.4 million at March 31, 2006.

The Pecos exploratory well commenced drilling on January 5, 2006 and was drilled to a total depth of 18,795 feet. The well is being evaluated. The Pecos prospect at West Pecan Island is located onshore in Vermilion Parish, Louisiana and was drilled as a directional well from an offshore location in less than 10 feet of water to a bottom hole location onshore. McMoRan’s investment in Pecos totaled $8.3 million at March 31, 2006.

	Working Interest	Net Revenue Interest	Current Depth	Proposed Total Vertical Depth	Spud Date
Exploration In-Progress
South Marsh Island Block 224 “JB Mountain Deep”*	35.0%	24.8%	24,450'	25,000'	July 14, 2005
Onshore Vermilion Parish, LA “Liberty Canal”	37.5%	27.7%	14,000'	16,500'	March 5, 2006
St. Mary Parish, LA “Laphroaig”	37.5%	27.8%	4,500'	19,000'	April 8, 2006
Louisiana State Lease 18091 “Long Point Deep”	37.5%	26.8%	Rig on Location	23,000'	April 2006
Near-Term Exploration Wells**
Vermilion Block 54	30.0%	24.2%	n/a	15,400'	Second-Quarter 2006
South Marsh Island Block 217 “Hurricane Deep”	27.5%	19.4%	n/a	21,500'	Second-Quarter 2006

* Depending upon applicability of the Deep Gas Royalty Relief eligibility criteria, the leases on which this well is located could be eligible for royalty relief up to 25 Bcf under current Minerals Management Service guidelines subject to pricing thresholds. McMoRan’s net revenue interest would increase during the royalty relief period for eligible leases.

** Timing is subject to change.

The JB Mountain Deep exploratory well No. 224 commenced drilling on July 14, 2005 and has a planned total depth of 25,000 feet. The well is currently drilling at 24,450 feet. As previously reported, drilling activities were temporarily suspended in February 2006 while the drilling rig was used to perform workover activities on the Hurricane No. 1 discovery well at South Marsh Island Block 217. Following a successful workover at Hurricane No. 1, the rig returned to the JB Mountain Deep location in March 2006 to complete drilling and evaluation of the prospect. McMoRan and its private partner control 5,200 gross acres in the area including portions of South Marsh Island Blocks 224, 228 and 229. This acreage is not included in the JB Mountain/Mound Point program where McMoRan has a reversionary interest. McMoRan operates the JB Mountain Deep prospect and, if successful, McMoRan and its private partner would each earn a 35.0 percent working interest and a 24.8 percent net revenue interest in the well. We expect the well would be eligible for Deep Gas Royalty Relief. McMoRan’s investment in JB Mountain Deep totaled $24.3 million at March 31, 2006.

The Liberty Canal exploratory well commenced drilling on March 5, 2006 and is currently drilling below 14,000 feet, with a planned total depth of 16,500 feet. McMoRan has a 37.5 percent working interest and a 27.7 percent net revenue interest in the Liberty Canal prospect, which is located onshore in Vermilion Parish, Louisiana. Liberty Canal was acquired from El Paso Production Company in 2005, as part of a six prospect “deep gas” program which includes the recent discoveries at Long Point and Cane Ridge. McMoRan’s investment in Liberty Canal totaled $2.3 million at March 31, 2006.

The Laphroaig exploratory well in St. Mary Parish, Louisiana commenced drilling on April 8, 2006, and is currently drilling below 4,500 feet with a planned total depth of 19,000 feet. McMoRan has a 37.5 percent working interest and a 27.8 percent net revenue interest in the Laphroaig prospect.

The Long Point Deep exploratory well at Louisiana State Lease 18091 in Vermilion Parish is expected to commence drilling in April 2006 and has a planned total depth of 23,000 feet. The well which is 7,000 feet southwest of the Long Point No. 1 discovery well will test additional horizons in a separate fault block than the discovery well and the successful No. 2 offset well. McMoRan has a 37.5 percent working interest and a 26.8 percent net revenue interest in Long Point Deep, which is located in inland waters.

The Denali well on South Pass Block 26 commenced drilling on December 15, 2005, and was drilled to a total depth of 17,442 feet. Evaluation of the well determined that it did not contain commercial quantities of hydrocarbons and it was plugged and abandoned.

McMoRan’s first-quarter 2006 exploration expenses associated with nonproductive wells totaled $12.3 million, consisting of $8.1 million of drilling and related costs for Denali and the first quarter 2006 expenditures associated with the previously announced nonproductive wells at Elizabeth ($1.7 million) and Cabin Creek ($2.5 million).

McMoRan expects to commence drilling at least seven additional exploratory prospects during 2006, including Vermilion Block 54 and Hurricane Deep at South Marsh Island Block 217 in the second quarter of 2006. McMoRan currently has rights to approximately 400,000 gross acres, including over 100,000 gross acres acquired in January 2006 through a farm-in transaction of exploration rights in southern Louisiana and on the Gulf of Mexico shelf. McMoRan is also actively pursuing opportunities through its exploration venture to acquire additional acreage and prospects through farm-in or other arrangements.

PRODUCTION AND DEVELOPMENT ACTIVITIES
First-quarter 2006 production averaged 46 MMcfe/d net to McMoRan, including oil production of approximately 2,400 bbls/d (14 MMcfe/d) from Main Pass Block 299, nearly three times the average rates in first quarter 2005. The first quarter 2006 rates include the effects of downtime associated with remedial activities at the Hurricane No. 1 well. The remedial activities have been completed and the well is currently producing at a gross rate of 30 MMcf/d and 1,600 bbls/d of condensate (7.5 MMcfe/d net to McMoRan).

During the first quarter of 2006, McMoRan participated in five successful development wells, including Long Point No. 2, Hurricane No. 2, King Kong No. 3 and Raptor A-3 and A-4. McMoRan is engaged in development operations at King Kong No. 3 at Vermilion Blocks 16/17, Hurricane No. 2 at South Marsh Island Block 217, Long Point Nos. 1 and 2 at Louisiana State Lease 18090, West Cameron Block 43 and Dawson Deep at Garden Banks Block 625.

McMoRan’s share of second quarter 2006 production is expected to average 55-65 MMcfe/d, including approximately 2,500 bbls/d (14 MMcfe/d) for McMoRan’s share of oil production from Main Pass Block 299. The increase from first quarter rates reflects resumption of production from Hurricane No. 1 and new production from Cane Ridge, West Cameron Block 43 and other development activities. Seven wells are under development and are expected to add significant production volumes during the second half of 2006.

PRODUCTION TIMELINE
	Working Interest	Net Revenue Interest	Expected Start-Up Date
Onshore Vermilion Parish, LA “Cane Ridge”	37.5%	27.5%	Second-Quarter 2006
Vermilion Blocks 16/17 “King Kong No. 3”	40.0%	29.2%	Second-Quarter 2006
West Cameron Block 43 “No. 3”*	23.4%	18.0%	Second-Quarter 2006
South Marsh Island Block 217 “Hurricane No. 2”	27.5%	19.4%	Second-Quarter 2006
Louisiana State Lease 18090 “Long Point No. 1”	37.5%	26.8%	Mid-2006
Louisiana State Lease 18090 “Long Point No. 2”	37.5%	26.8%	Mid-2006
Garden Banks Block 625 “Dawson Deep”	30.0%	24.0%	Mid-2006

* Lease is eligible for Deep Gas Royalty Relief under MMS guidelines.

The Long Point No. 2 development well commenced drilling on November 30, 2005 and was drilled to a total depth of 19,617 feet in the first quarter of 2006. The well encountered a total of 135 feet of net hydrocarbon bearing sands including the original pay zone identified by the No. 1 discovery well and three additional potentially significant pay zones. During the second quarter of 2006, a successful production test was conducted on the Long Point No. 2 well, which indicated a gross flow rate of approximately 37 MMcf/d and 450 barrels of condensate per day (40 MMcfe/d, 10.6 MMcfe/d net to McMoRan) on a 20/64ths choke with flowing tubing pressure of 11,400 pounds per square inch. Long Point No. 2 is located approximately 2,000 feet northwest from the Long Point No. 1 discovery well.

The Long Point No. 1 discovery well was drilled to 19,000 feet in October 2005. The well was evaluated with log-while-drilling tools and wireline logs, indicating an interval approximating 116 net feet of hydrocarbon bearing sands with excellent porosity. In November 2005, McMoRan conducted a successful production test on the Long Point discovery, which indicated a gross flow rate of approximately 41 MMcf/d and 860 barrels of condensate per day (46 MMcfe/d, 12 MMcfe/d net to McMoRan) on a 29/64ths choke with flowing tubing pressure of 10,200 pounds per square inch. McMoRan and its private partner each own a 37.5 percent working interest and a 26.8 percent net revenue interest in the Long Point field.

Both Long Point wells are expected to commence production in mid-2006. Initial gross production from the Long Point field is expected to be limited to 60-70 MMcf/d until additional pipeline capacity becomes available.

The Hurricane No. 2 development well at South Marsh Island Block 217 commenced drilling on August 21, 2005, and was drilled to 14,000 feet. The well was evaluated with log-while-drilling tools and wireline logs, indicating an interval approximating 35 net feet of hydrocarbon bearing sands in a partial penetration of the producing reservoir in the Hurricane No. 1 discovery well. The No. 2 well is expected to commence production during the second quarter of 2006. The Hurricane No. 2 well is located northwest of the Hurricane discovery well where successful workover activities were performed during the first quarter of 2006. The Hurricane No. 1 well is currently producing at a gross rate of 30 MMcf/d and 1,600 bbls/d of condensate (7.5 MMcfe/d net to McMoRan) and is being ramped up to 40 MMcf/d and 2,000 bbls/d of condensate (10 MMcfe/d net to McMoRan). McMoRan holds a 27.5 percent working interest and a 19.4 percent net revenue interest in this field and has rights to approximately 7,700 gross acres in the Hurricane area, which is located offshore Louisiana in 10 feet of water. Additional penetrations in this important reservoir are being studied. Production from the Hurricane well uses the Tiger Shoal facilities, which are also being used to produce the JB Mountain and Mound Point discoveries in the OCS 310/State Lease 340 area.

Completion activities are under way at the King Kong No. 3 development well at Vermilion Blocks 16/17. In April 2006, a successful production test was conducted on the well indicating a gross flow rate of approximately 12 MMcf/d and 100 barrels of condensate per day (3.7 MMcfe/d net to McMoRan) on a 22/64ths choke with flowing tubing pressure of 4,556 pounds per square inch. The No. 3 well is expected to commence production in the second quarter of 2006. Pipeline limitations at this location have been resolved and during the first quarter of 2006 the field averaged 16 MMcfe/d gross (4.8 MMcfe/d net to McMoRan), principally from the No. 1 well. The No. 2 well was shut-in in mid-February 2006 for workover operations which have been completed and production recommenced in April 2006. The No. 2 well is currently producing at a gross rate of 4 MMcfe/d (1 MMcfe/d net to McMoRan) with flowing tubing pressure of 1,950 pounds per square inch. We are evaluating additional drilling opportunities on this acreage position where we have rights to approximately 3,300 gross acres. McMoRan and its private partner each have a 40.0 percent working interest and a 29.2 percent net revenue interest in the King Kong prospect, which is located in 12 feet of water.

The Raptor A-3 and A-4 development wells were successfully completed and commenced production during the first quarter of 2006. The Raptor field’s current gross production is approximately 37 MMcfe/d, 13 MMcfe/d net to McMoRan compared to an average of 18 MMcfe/d, 6 MMcfe/d net in the fourth quarter of 2005. McMoRan has a 49.4 percent working interest and a 34.8 percent net revenue interest in the field.

Completion activities are under way at the Cane Ridge discovery located onshore in Vermilion Parish, Louisiana. During the first quarter of 2006, a successful production test was conducted on the Cane Ridge discovery well, which indicated a gross flow rate of approximately 13.2 MMcfe/d (3.6 MMcfe/d net to McMoRan). The well is expected to commence production during the second quarter of 2006. McMoRan and its private partner each own a 37.5 percent working interest and a 27.5 percent net revenue interest in the Cane Ridge well.

Completion activities at West Cameron Block 43 No. 3 are under way with initial production expected in the second quarter of 2006. McMoRan holds a 23.4 percent working interest and an 18.0 percent net revenue interest in the West Cameron Block 43 No. 3 well. The West Cameron Block 43 No. 4 well encountered mechanical issues during completion and sidetrack operations are being considered for the well. McMoRan holds a 41.7 percent working interest and a 32.3 percent net revenue interest in the West Cameron Block 43 No. 4 well. The West Cameron Block 43 lease, located in 30 feet of water, 8 miles offshore, is eligible for Deep Gas Royalty Relief.

Completion activities at the Dawson Deep discovery at Garden Banks Block 625 are under way and initial production is expected to commence in mid-2006. McMoRan owns a 30.0 percent working interest and a 24.0 percent net revenue interest in the Dawson Deep discovery. Dawson Deep is located on a 5,760 acre block located approximately 150 miles offshore Texas.

The equipment for the completion of the Blueberry Hill well at Louisiana State Lease 340 is expected to be delivered in the third quarter of 2006. As previously reported, the Blueberry Hill exploratory well reached a total depth of 23,903 feet in the first quarter of 2005. Wireline logs indicated four potentially productive hydrocarbon bearing sands. A 4½ inch production liner was installed and cemented to protect the identified potential pay zones. The drilling rig moved off location while the necessary 20,000-pound per square inch completion equipment, tubulars and liners for the anticipated high pressure well are procured. Completion and testing of the well will determine future plans for this prospect. McMoRan operates Blueberry Hill, located seven miles east of the JB Mountain discovery and seven miles south southeast of the Mound Point Offset discovery. McMoRan and its private partner each hold a 35.3 percent working interest and a 24.2 percent net revenue interest in the Blueberry Hill well. McMoRan’s investment in Blueberry Hill totaled $12.6 million at March 31, 2006.

JB MOUNTAIN/MOUND POINT AREA ACTIVITIES
McMoRan is a participant in a program that began in 2002 and includes the JB Mountain and Mound Point Offset discoveries in the OCS 310 and Louisiana State Lease 340 areas, respectively. The program currently holds a 55 percent working interest and a 38.8 percent net revenue interest in the JB Mountain prospect and a 30.4 percent working interest and a 21.6 percent net revenue interest in the Mound Point Offset prospect. Under terms of the program, the third party partner is funding all of the costs attributable to McMoRan’s interests in the properties, and will own all of the program’s interests until the program’s aggregate production totals 100 Bcfe attributable to the program’s net revenue interest, at which point 50 percent of the program’s interests would revert to McMoRan. All exploration and development costs associated with the program’s interest in any future wells is to be funded by the third party partner during the period prior to when McMoRan’s potential reversion occurs.

There are three producing wells and approximately 13,000 gross acres on Louisiana State Lease 340 and OCS 310 that remain subject to the 100 Bcfe arrangement. McMoRan believes there are further exploration and development opportunities on this acreage. The three producing wells averaged an aggregate gross rate of 34 MMcfe/d during the first quarter of 2006.

MAIN PASS ENERGY HUBTM UPDATE
On March 10, 2006, the United States Coast Guard (Coast Guard) and the Maritime Administration (MARAD) published the Final Environmental Impact Statement (EIS) for the MPEH™ license application. The Coast Guard conducted public hearings during the week of March 20, 2006. The Governors in the adjacent coastal states (Louisiana, Mississippi and Alabama for MPEH™) have until May 7, 2006 to respond to MARAD on the license application, with a record of decision on the application scheduled to be reached by the end of June 2006.

The Final EIS evaluated potential impacts associated with MPEH™ and concluded that the environmental impacts associated with the construction and operation of MPEH™ would be expected to result in minor long-term adverse impacts. The EIS assessed the impact to fisheries of using the Open Rack Vaporizer alternative for the project and indicated that this system would have “direct, adverse, minor impacts on biological resources.” The methodology used in the EIS to assess the impact on biological resources did not consider potential benefits from varying the depth of seawater intakes or mitigation strategies that could reduce the potential impacts. Based on additional technical studies not included in the EIS which consider the unique location of MPEH™ in 210 feet of water and mitigation measures expected to be included in the project’s deepwater port license, McMoRan expects the potential environmental impacts from MPEH™, evaluated to be minor in the EIS, can be further reduced. In a recent Environmental Protection Agency (EPA) memorandum establishing guidelines for the review of technology options for Deepwater LNG ports, the EPA indicated that site specific evaluation is required and use of an Open Rack Vaporizer, enhanced by certain design features, practices, measures, and treatment techniques (all of which are planned for MPEHTM), could represent “Best Available Technology” with respect to a particular Deepwater LNG port.  In this evaluation consideration must be given to all available information and unique factors relating to the applicant such as design factors, economics, energy requirements and air emissions.

The MPEH™ terminal would be capable of regasifying LNG at a rate of 1 billion cubic feet of natural gas (Bcf) per day. The use of existing facilities provides significant cost advantages, and the proposed project benefits from its offshore location near established shipping lanes. Additional investments are being considered to develop significant on-site cavern storage for natural gas in the large salt dome structure at this site and for pipeline connections to enhance gas delivery from Main

Pass to a broad range of markets in the United States. The access of the proposed project to major natural gas markets and the availability of on-site salt dome cavern storage provide a potential opportunity to expand the project beyond a typical LNG receiving facility, creating potential opportunities for substantial additional values. The proposed design includes 28 Bcf of initial cavern storage availability and aggregate peak deliverability from the proposed terminal, including deliveries from storage, of up to 2.5 Bcf per day. McMoRan is continuing discussions with potential LNG suppliers, gas marketers and consumers in the United States to develop commercial arrangements for the facilities.

REVENUES
McMoRan’s first-quarter 2006 oil and gas revenues totaled $35.4 million, compared to $11.4 million during the first quarter of 2005. During the first quarter of 2006, McMoRan’s sales volumes totaled 2.2 Bcf of gas and 311,200 barrels of oil and condensate, including 199,300 barrels from Main Pass Block 299, compared to 1.4 Bcf of gas and 24,100 barrels of oil and condensate in the first quarter of 2005. McMoRan’s first-quarter comparable average realizations for gas were $8.12 per thousand cubic feet (Mcf) in 2006 and $6.84 per Mcf in 2005; for oil and condensate, including Main Pass Block 299, McMoRan received an average of $57.15 per barrel in first-quarter 2006 compared to $50.28 per barrel in first-quarter 2005. Main Pass Block 299 was shut in during the first quarter of 2005 following damage to a third party terminal resulting from Hurricane Ivan in September 2004.

FINANCING TRANSACTIONS
McMoRan has established a new four-year $100 million Senior Secured Revolving Credit Facility for McMoRan Oil & Gas LLC. The facility has an initial borrowing base of $55 million and will be secured by McMoRan’s oil and gas properties. The facility may be increased to $150 million with additional lender commitments.

Since the beginning of 2006, McMoRan has privately negotiated transactions to induce conversion of $29.1 million of its 6% convertible notes and $25.0 million of its 5¼% convertible notes, into an approximately 3.6 million shares of its common stock based on the respective conversion price for each set of convertible notes. McMoRan paid an aggregate $4.3 million in the transactions and recorded an approximate $4.0 million net charge to expense in the first quarter of 2006. McMoRan funded approximately $3.5 million of the cash payment from restricted cash held in escrow for funding of the first six semi-annual interest payments on the convertible notes and the remaining portion with available unrestricted cash. As a result of these transactions, the annual interest cost savings are estimated to approximate $3.1 million. After giving effect to this conversion, our common shares outstanding total approximately 28.3 million shares as of March 31, 2006.

CASH AND CASH EQUIVALENTS AND CAPITAL EXPENDITURES
On March 31, 2006, McMoRan had unrestricted cash and cash equivalents of approximately $56 million. Capital expenditures for the first quarter of 2006 totaled $68.8 million and are expected to total $240 million for the year, including approximately $140 million for exploration expenditures and approximately $100 million for currently identified development costs. Spending may be increased as additional opportunities become available or to fund additional development capital expenditures on successful wells. In addition, McMoRan plans to incur approximately $6 million to advance commercialization of the MPEHTM in the remainder of 2006. Additional expenditures for the MPEHTM would be required following the receipt of the permit. McMoRan may pursue additional funding through potential debt or equity financing for its oil and gas and MPEHTM activities.

McMoRan Exploration Co. is an independent public company engaged in the exploration, development and production of oil and natural gas offshore in the Gulf of Mexico and onshore in the Gulf Coast area. McMoRan is also pursuing plans for the development of the MPEHTM which will be used for the receipt and processing of liquefied natural gas and the storage and distribution of natural gas. Additional information about McMoRan and the MPEHTM project is available on its internet website “www.mcmoran.com” and at “www.mpeh.com”.

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CAUTIONARY STATEMENT: This press release contains certain forward-looking statements regarding various oil and gas discoveries, oil and gas exploration, development and production activities, anticipated and potential production and flow rates; anticipated revenues; potential reversionary interests and the potential payout of those reversionary interests; the economic potential of properties; estimated exploration costs; the potential Main Pass Energy HubTM Project, the expected near-term funding of the related permitting process and the estimated capital costs for developing the project. Accuracy of the projections depends on assumptions about events that change over time and is thus susceptible to periodic change based on actual experience and new developments. McMoRan cautions readers that it assumes no obligation to update or publicly release any revisions to the projections in this press release and, except to the extent required by applicable law, does not intend to update or otherwise revise the projections more frequently than quarterly. Important factors that might cause future results to differ from these projections include: variations in the market prices of oil and natural gas; drilling results; unanticipated fluctuations in flow rates of producing wells; oil and natural gas reserves expectations; the ability to satisfy future cash obligations and environmental costs; general exploration and development risks and hazards; and the ability to obtain regulatory approvals and significant project financing for the potential Main Pass Energy HubTM project. Such factors and others are more fully described in more detail in McMoRan’s 2005 Annual Report on Form 10-K on file with the Securities and Exchange Commission.

A copy of this release is available on our web site at www.mcmoran.com. A conference call with securities analysts about the first-quarter 2006 results is scheduled for today at 10:00 AM Eastern Time. The conference call will be broadcast on the Internet. Interested parties may listen to the conference call live by accessing the call on “www.mcmoran.com”. A replay of the call will be available through Friday, May 12, 2006.

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McMoRan EXPLORATION CO.
STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended March 31,
	2006		2005
	(In Thousands, Except Per Share Amounts)
Revenues:
Oil & natural gas	$35,441		$11,380
Service	4,305		3,287
Total revenues	39,746		14,667
Costs and expenses:
Production and delivery costs	10,759		3,700
Depletion, depreciation and amortization	5,844		3,916
Exploration expenses	20,620	a.b	7,536
General and administrative expenses	8,224	[b]	4,390
Start-up costs for Main Pass Energy Hub™	1,846		2,284
Insurance recovery [c]	(1,169)		(5,043)
Total costs and expenses	46,124		16,783
Operating loss	(6,378)		(2,116)
Interest expense	(1,833)		(3,787)
Other (expense) income, net	(3,194)[d]		1,599
Loss from continuing operations	(11,405)		(4,304)
Loss from discontinued operations	(1,677)		(1,029)
Net loss	(13,082)		(5,333)
Preferred dividends and amortization of convertible preferred stock
issuance costs	(403)		(411)
Net loss applicable to common stock	$(13,485)		$(5,744)

Basic and diluted net loss per share of common stock:
Continuing operations	$ (0.44)		$ (0.20)
Discontinued operations	(0.06)		(0.04)
Net loss per share of common stock	$ (0.50)		$ (0.24)

Basic and diluted average shares outstanding	26,832	[e]	24,385

a.
Includes $12.3 million of nonproductive exploratory well drilling and related leasehold costs, including the “Denali” well at South Pass Block 26 ($8.1 million) and the cost incurred during the first quarter of 2006 for the “Cabin Creek” well at West Cameron Block 95 ($2.5 million) and “Elizabeth” well at South Marsh Island Block 230 ($1.7 million). Nonproductive exploratory well drilling and related costs totaled $2.9 million in the first quarter of 2005.

b.
McMoRan adopted Statement of Financial Accounting Standards No. 123R “Share Based Payment” effective January 1, 2006. McMoRan’s total non-cash stock-based compensation charges totaled $9.7 million in the first quarter of 2006, including $4.7 million charged to general and administrative expense and the remaining $5.0 million to exploration expense. McMoRan’s total non-cash stock-based compensation charges totaled $0.3 million in the first quarter of 2005, including $0.1 million charged to general and administrative expense and $0.2 million to exploration expense.

c.
Primarily reflects insurance recovery for the oil operations at Main Pass Block 299, reflecting initial recovery in the 2005 period and final settlement in the 2006 period of the Hurricane Ivan insurance claim. Amount in the 2006 period also includes approximately $0.5 million of additional insurance proceeds associated with the final settlement of class action litigation.

d.	Includes a $4.3 million charge related to McMoRan debt conversion transactions completed in first quarter of 2006 (see Balance Sheet note b).
e.	Includes approximately 3.6 million of common stock shares issued in connection with McMoRan debt conversion transactions completed during the first quarter of 2006 (see Balance Sheet note b).

I

McMoRan EXPLORATION CO.
OPERATING DATA (Unaudited)

	Three Months Ended
	March 31,
	2006		2005
Sales volumes:
Gas (thousand cubic feet, or Mcf)	2,159,400		1,410,500
Oil (barrels)	296,900	[a]	17,000
Plant products (equivalent barrels) [b]	14,300		7,100
Average realizations:
Gas (per Mcf)	$ 8.12		$ 6.84
Oil (per barrel)	57.15		50.28

a.
After being shut-in in September 2004 as a result of damage to a third-party facility and connecting pipelines caused by Hurricane Ivan, Main Pass 299 resumed production in May 2005 following completion of modifications to existing facilities to allow transportation of oil from the field by barge. In the first quarter of 2006, sales volumes from Main Pass 299 totaled approximately 199,300 barrels. Main Pass 299 produces sour crude oil, which sells at a discount to other crude oils.

b.	Results include approximately $0.8 million and $0.3 million of revenues associated with plant products (ethane, propane, butane, etc.) during the first quarters of 2006 and 2005, respectively.

II

McMoRan EXPLORATION CO.
CONDENSED BALANCE SHEETS (Unaudited)

	March 31,		December 31,
	2006		2005
	(In Thousands)
ASSETS
Cash and cash equivalents:
Continuing operations, includes restricted cash of $0.3 million at
December 31, 2005	$55,844		$131,179
Discontinued operations, all restricted	548		1,005
Restricted investments	9,049		15,155
Accounts receivable	46,633		36,954
Inventories	18,687		7,980
Prepaid expenses	1,555		1,348
Current assets from discontinued operations, excluding cash	3,454		2,550
Total current assets	135,770		196,171
Property, plant and equipment, net	260,078	[a]	192,397
Sulphur business assets, net	372		375
Restricted investments and cash	8,850		10,475
Other assets	6,269	[b]	8,218
Total assets	$411,339		$407,636

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Accounts payable	$68,221		$63,398
Accrued liabilities	55,495		49,817
Accrued interest	4,448		5,635
Current portion of accrued sulphur reclamation cost	4,205		4,724
Current liabilities from discontinued operations	4,669		5,462
Total current liabilities	137,038		129,036
6% convertible senior notes	100,895	[b]	130,000
5¼% convertible senior notes	115,000	[b]	140,000
Accrued sulphur reclamation costs	17,410		17,062
Accrued oil and gas reclamation costs	22,161		21,760
Postretirement medical benefits obligation	11,779		11,517
Other long-term liabilities	16,014		15,890
Mandatorily redeemable convertible preferred stock	28,991		28,961
Stockholders' deficit	(37,949)[b]		(86,590)
Total liabilities and stockholders' deficit	$411,339		$407,636

a.
Includes $34.9 million of exploratory drilling and related costs associated with the three unevaluated exploratory wells in-progress at March 31, 2006 as well as $12.6 million associated with the potential discovery at the Blueberry Hill well at Louisiana State Lease 340 and $5.4 million associated with the Point Chevreuil well that is being evaluated.

b.
Primarily reflects completion of debt conversion transactions in the first quarter of 2006. In these transactions, McMoRan converted $29.1 million of its 6% convertible senior notes due in 2008 and $25.0 million of its 5¼% convertible senior notes due in 2011 into approximately 3.6 million shares of McMoRan common stock based on the respective conversion prices ($14.25 per share for the 6% convertible notes and $16.575 per share for the 5¼% convertible notes).

III

McMoRan EXPLORATION CO.
STATEMENTS OF CASH FLOWS (Unaudited)

	Three Months Ended
	March 31,
	2006	2005
	(In Thousands)
Cash flow from operating activities:
Net loss	$(13,082)	$(5,333)
Adjustments to reconcile net income loss to net cash used in operating activities:
Loss from discontinued operations	1,677	1,029
Depreciation, depletion and amortization	5,844	3,916
Exploration drilling and related expenditures	12,342	2,938
Compensation expense associated with stock-based awards	9,675	263
Amortization of deferred financing costs	481	557
Loss on conversions of convertible senior notes	4,301	-
Reclamation and mine shutdown expenditures	-	(4)
Other	470	(202)
(Increase) decrease in working capital:
Accounts receivable	506	6,751
Accounts payable and accrued liabilities	(17,237)	18,525
Prepaid expenses and inventories	(10,892)	(46)
Net cash (used in) provided by continuing operations	(5,915)	28,394
Net cash used in discontinued operations	(3,490)	(1,021)
Net cash (used in) provided by operating activities	(9,405)	27,373

Cash flow from investing activities:
Exploration, development and other capital expenditures	(68,847)	(40,223)
Proceeds from restricted investments	7,400	3,900
Decrease (increase) in restricted investments	69	(154)
Net cash used in continuing operations	(61,378)	(36,477)
Net cash used in discontinued operations	-	-
Net cash used in investing activities	(61,378)	(36,477)

Cash flow from financing activities:
Payments to induce early conversion of senior notes	(4,301)	-
Dividends paid on convertible preferred stock	(747)	(383)
Proceeds from exercise of stock options and other	39	1,357
Net cash (used in) provided by continuing operations	(5,009)	974
Net cash from discontinued operations	-	-
Net cash (used in) provided by financing activities	(5,009)	974
Net decrease in cash and cash equivalents	(75,792)	(8,130)
Cash and cash equivalents at beginning of year	132,184	204,015
Cash and cash equivalents at end of period	56,392	195,885
Less restricted cash from continuing operations	(1)	(3,180)
Less restricted cash from discontinued operations	(548)	(984)
Unrestricted cash and cash equivalents at end of period	$55,843	$191,721

IV